                                                            FOR IMMEDIATE RELEASE

                                                            October 24, 2007

NORFOLK SOUTHERN REPORTS THIRD-QUARTER 2007 RESULTS

For third-quarter 2007 vs. third-quarter 2006:

•        Railway operating revenues were $2.35 billion compared with $2.39 billion.

•        Net income was $386 million compared with $416 million.

•        Diluted earnings per share were $0.97 compared with $1.02.

•        Railway operating expenses were $1.67 billion compared with $1.68 billion.

•        The railway operating ratio was 71.1 percent vs. 70.1 percent.

NORFOLK, VA. - Norfolk Southern Corporation (NYSE: NSC) reported third-quarter 2007 net income of $386 million, or $0.97 per diluted share, compared with $416 million, or $1.02 per diluted share, for the same period of 2006. Results included the effects of Illinois tax legislation enacted during the third quarter of 2007 that reduced net income by $19 million, or $0.05 per diluted share.

"Norfolk Southern continued to deliver solid results in the third quarter," said CEO Wick Moorman. "Softness in certain segments of the economy resulted in reduced traffic volumes, which we were substantially able to offset through pricing gains and cost control. We remain confident in the overall strength of our franchise, and we continue to take a long-term perspective as we plan new traffic corridors, improve technology, and support our workforce with the tools necessary to provide superior service."

Third-quarter railway operating revenues were $2.35 billion, down 2 percent compared with the same period a year earlier. Fewer intermodal and coal shipments as well as continued weakness in the automotive-related and housing industries contributed to a 4 percent reduction in traffic volume during the quarter compared with the third quarter of 2006.

General merchandise revenues were $1.29 billion, a third-quarter record and an increase of 1 percent compared with the same period last year, despite a 3 percent decline in volume.

Coal revenues declined 3 percent to $578 million in the quarter compared with the same period of 2006. Traffic volume was down 2 percent for the quarter.

Intermodal revenues were $484 million, down 6 percent compared with the same period of 2006. Volume decreased by more than 51,000 units, or 6 percent, in the third quarter compared with the same quarter a year earlier.

Railway operating expenses were $1.67 billion for the quarter, about even compared with third-quarter 2006.

The railway operating ratio for the quarter increased 1 percentage point to 71.1 percent.

Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates 21,000 route miles in 22 states, the District of Columbia and Ontario, Canada, serving every major container port in the eastern United States and providing superior connections to western rail carriers. NS operates the most extensive intermodal network in the East and is North America's largest rail carrier of metals and automotive products.

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Norfolk Southern contacts:

            (Media) Frank Brown, 757-629-2714 (frank.brown@nscorp.com)

            (Media) Susan Terpay, 757-823-5204 (susan.terpay@nscorp.com)

(Investors) Leanne Marilley, 757-629-2781 (leanne.marilley@nscorp.com)